Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-114638) of Cal-Maine Foods, Inc. and in the related Prospectus, the Registration Statement (Form S-8 No. 333-20169) pertaining to the Cal-Maine Foods, Inc. 1993 Stock Option Plan, and the Registration Statement (Form S-8 No. 333-29940) pertaining to the Cal-Maine Foods, Inc. 1999 Stock Option Plan of our report dated September 6, 2005, with respect to the financial statements of Hillandale Farms, Inc. and of our report dated August 24, 2005, with respect to the financial statements of Hillandale Farms of Fla., Inc. included in this Current Report on Form 8-K/A of Cal Maine Foods, Inc. filed with the Securities and Exchange Commission.

/s/ Douglas, Douglas, Farnsworth

Orange Park, Florida
December 27, 2005